SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



             Date of Report (date of earliest event reported): MARCH 20, 2003
                                                               --------------


                        LASER MASTER INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its Charter)


                                    NEW YORK
                 (State or other jurisdiction of incorporation)



              2-76262-NY                                11-2564587
           Commission File No.             I.R.S. Employer Identification Number


             1000 FIRST STREET, HARRISON, NJ                    07029
           -------------------------------------              -----------
           Address of Principal Executive Office               Zip Code


                                 (973) 482-7200
               Registrant's telephone number, including area code

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ITEM 5.  OTHER EVENTS


     The Registrant (the "Company"), on March 20, 2003, settled an outstanding litigation in the United States District Court for the Western District of Washington State, wherein the Company was Plaintiff, as a result of an agreement with Amazon.com, with respect to claims against certain underwriters of Lloyds. The Company's claims involved damages based upon the non-payment by Amazon. com for over $1,500,000 worth of gift packaging used primarily in the 2000 Christmas season. The merchandise delivered to Amazon.com by the Company was damaged while in its care, custody and control, and Amazon. com's insurance carrier failed to pay the Company for the goods which Amazon.com claimed were covered under the insurance policy issued by Lloyds. Additional claims against Lloyds were that Lloyds raised specious objections to coverage of the claims.

     As a result of the Company's claims against Lloyds, the legal action was settled for the total sum of $3,250,000. The Company received $1,875,000 from its portion of the settlement according to the settlement agreement which was based upon an agreed upon percentage formula, and Amazon.com received $1,375,000 from the settlement proceeds.

     The Company, after payment of its legal fees, expert witnesses, domestic and foreign travel costs, and other related case expenses, realized proceeds of approximately $800,000 from the settlement proceeds, of the $1,875,000, net of fees and expenses related to the case, which were expensed in prior periods. The proceeds received by the Company were used to retire outstanding debt obligations and for working capital purposes.

     The Company incorporates by reference its prior 8-K filing with respect to the disclosure of the legal action in the matter.


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     The Company issued a press release concerning the material details and the settlement of the action.

     Annexed hereto and made a part hereof and marked Exhibit "A" is a copy of the press release.

                  EXHIBITS

     99.1 EXHIBIT "A": Press Release


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      Harrison, New Jersey
            April 4, 2003


                        LASER MASTER INTERNATIONAL, INC.
                        --------------------------------------
                        ABRAHAM KLEIN,
                        President


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